EXHIBIT 4.110

THIS WAIVER AND SECOND AMENDMENT dated as of December 27, 2000 (this "Amendment") to the Amended and Restated Credit Agreement dated as of March 29, 2000, as amended pursuant to a certain Amendment to the Amended and Restated Credit Agreement dated as of October 1, 2000 (the "Credit Agreement"), between MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (the "Borrower"), and KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Lender").

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lender has agreed to make certain loans and other extensions of credit to the Borrower;

WHEREAS, certain Events of Default have occurred and are continuing under the Credit Agreement due to the occurrence of certain Liquidity Events;

WHEREAS, the Borrower has requested that the Lender waive such Events of Default and amend the Credit Agreement to take account of the changed circumstances which have given rise to the aforementioned Liquidity Events; and

WHEREAS, the Lender is willing to agree to the requested waiver and amendments, but only upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

    Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.
    Amendments to Credit Agreement.
      Amendment of Section 1.1 (Certain Defined Terms).
        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms and definitions thereof:

        "Block 1 Shares" shall mean 6,300,000 shares of the common stock the Company pledged by the Borrower under the Pledge Agreement.

        "Block 2 Shares" shall mean 1,700,000 shares of the common stock Company pledged by the Borrower under the Pledge Agreement.

        Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of the term "Collateral Coverage Ratio" and substituting therefor the following defined terms and definitions:

        "Block 1 Shares Coverage Ratio" shall mean at any date of determination the ratio of (i) the Market Value of the Block 1 Shares at such time, to (ii) the sum of $25,200,000 or, if less, the then aggregate outstanding principal amount of the Loans.

        "Block 2 Shares Coverage Ratio" shall mean at any date of determination the ratio of (i) the Market Value of the Block 2 Shares at such time, to (ii) the sum of the then Excess Loan Amount.

        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term and definition thereof:

        "Excess Loan Amount" shall mean the aggregate outstanding principal amount of the Loans in excess of $25,200,000.

        Section 1.1 of the Credit Agreement is hereby amended by (a) deleting clause (i) of the definition of the term "Liquidity Event" and substituting therefor the following:

        (i) the Market Value per share of common stock of the Company is equal to or less than the lesser of (x) $10.00 and (y) so long as the Put Agreement is in full force and effect, the strike price per share under the Put Agreement.

        and (b) adding a new clause (v) to the definition of the term "Liquidity Event" as follows:

        (v) the Market Value per share of common stock of the Company is equal to or less than $6.00 and First Albany Companies Inc. fails to provide the Lender with (A) a copy of its most recent monthly FOCUS report, (B) a written representation that it has access to funds sufficient to honor its obligations under the Put Agreement and (C) a written undertaking to provide the Lender (for so long as the Market Value per share of common stock of the Company remains equal to or less than $6.00) with (x) a copy of each subsequent monthly FOCUS report and (y) written notice in the event of any material adverse change in its ability to honor its obligations under the Put Agreement. It shall also be a Liquidity Event if First Albany Companies Inc. fails to provide the Lender with the items specified clauses (x) and (y) in the preceding sentence pursuant to the undertaking referred to therein, or subsequently provides the Lender with written notice of a material adverse change in its ability to honor its obligations under the Put Agreement.

        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term and definition thereof:

        "Put Agreement" shall mean (i) the Put and Call Agreement dated as of December 27, 2000 among the Borrower, the Lender and First Albany Companies Inc., substantially in the form of Annex 1 attached to the Second Amendment, or (ii) if at any time such Put Agreement shall not be in full force and effect, a substitute agreement to be entered into among the Borrower, the Lender and a counterparty satisfactory to the Lender in form and substance satisfactory to the Lender, each as modified, amended or supplemented from time to time with the written consent of the Lender and otherwise in accordance with the terms thereof and hereof.

        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term and definition thereof:

        "Put Exercise Event" shall mean the occurrence of any of the following:

        (i) the Borrower shall default in the payment when due of any amount owing hereunder or under any other Credit Document, and such default shall continue for five or more days after the due date thereof ;

        (ii) the Market Value per share of the common stock of the Company is equal to or less than $4.00;

        (iii) the Put Agreement is terminated prior to the end of the initial stated term thereof without the written consent of the Lender;

        (iv) the Put Agreement is not renewed or extended on terms satisfactory to the Lender prior to the last day of the stated term thereof, if on such date (x) the Market Value per share of the common stock of the Company is less than $20.00 or (y) the two-year holding period requirement set forth in Rule 144(k) of the 1933 Act has not been satisfied; or

        (v) the occurrence of an act or an event that results in or could result in the cessation or suspension of trading or delisting from NASDAQ of the common stock of the Company.

        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term and definition thereof:

        "Required Prepayment Amount" shall mean at any date of determination an amount equal to the excess of the aggregate outstanding principal amount of the Loans on such date of determination over the following amount:

SP
_____	X	TL
$20.00

        Where,

        TL is equal to the aggregate outstanding principal amount of the Loans on the date the Market Value per share of the common stock of the Company falls below $20.00; and

        SP is equal to the Market Value per share of the common stock of the Company on such date of determination rounded down to the nearest whole dollar amount.

        Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of the term "Revolving Commitment" and substituting therefor the following:

        "Revolving Commitment" shall mean the obligation of the Lender to make Revolving Loans in an aggregate principal amount initially equal to $30,000,000 as such amount may be reduced from time to time on the terms hereof.

        Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term and definition thereof:

      "Second Amendment" shall mean the Waiver and Second Amendment to this Agreement dated as of December 27, 2000 between the Borrower and the Lender.

      Amendment of Section 2.1 (Commitment for Loans). Section 2.1 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

      2.1. Commitment for Loans. (a)  Revolving Commitment. Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of the Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided, however, that the Lender shall not be obligated to make Revolving Loans unless (i) the Market Value per share of the common stock of the Company is equal to or greater than $20.00 for at least the three consecutive days immediately preceding the date of borrowing and (ii) either (x) under Rule 144(e)(3)(ii) of the 1933 Act, the Lender would be permitted to sell at least 500,000 shares of the common stock of the Company in the period of three calendar months following the date of such borrowing, or (y) the two-year holding period requirement set forth in Rule 144(k) of the 1933 Act has been satisfied. The Revolving Loans may from time to time be Eurodollar Loans or Prime Rate Loans, as determined by the Borrower and notified to the Lender in accordance with sections 2.3 and 2.6. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

      (b) Term Commitment. Subject to the terms and conditions hereof, the Lender agrees to make term loans ("Term Loans") to the Borrower on the Revolving Termination Date in an amount not to exceed the amount of the Revolving Commitment then in effect; provided, however, that the Lender shall not be obligated to make Term Loans in excess of the aggregate outstanding principal amount the Revolving Loan on the Revolving Termination Date unless (i) the Market Value per share of the common stock of the Company is equal to or greater than $20.00 for at least the three consecutive days immediately preceding the date of borrowing and (ii) either (x) under Rule 144(e)(3)(ii) of the 1933 Act, the Lender would be permitted to sell at least 500,000 shares of the common stock of the Company in the period of three calendar months following the date of such borrowing, or (y) the two-year holding period requirement set forth in Rule 144(k) of the 1933 Act has been satisfied. The Term Loans may from time to time be Eurodollar Loans or Prime Rate Loans, as determined by the Borrower and notified to the Lender in accordance with sections 2.3 and 2.6.

      Amendment of Section 2.7 (Interest). Section 2.7 of the Credit Agreement is hereby amended by adding the following section 2.7(h):

      (h) Optional Interest Rate Reduction. So long as the Put Agreement is in full force and effect, the Borrower may elect to have the Loans bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for successive one month Interest Periods plus the margin set forth below by paying to the Lender the following fees in respect of the following periods (such fees to be paid in full in cash on or before the first day of the respective period):

      (1) The six-month period beginning on the effective date of the Second Amendment:

Interest Reduction Fee	Margin
$30,000	2.5%
$60,000	2.2%

      (2) The six-month period beginning on the six-month anniversary of the effective date of the Second Amendment:

Interest Reduction Fee	Margin
$30,000	2.5%
$60,000	2.2%

      (3) Any six-month period thereafter, as agreed between the Lender and the Borrower.

      Amendment of Section 3.2 (Scheduled Repayments and Mandatory Prepayments and Commitment Reductions). Section 3.2 of the Credit Agreement is hereby amended by deleting section 3.2(b) in its entirety and substituting therefor the following:

      "(b) Mandatory Prepayment. (i) If on any date (after giving effect to any other payments on such date) the Market Value per share of the common stock of the Company falls below $20.00 per share and the Put Agreement is not in full force and effect, then the Borrower will immediately prepay the Loans in an aggregate principal amount equal to the Required Prepayment Amount.

      (ii) If on any date (after giving effect to any other payments on such date) the Market Value per share of the common stock of the Company falls below $20.00 per share and (x) the Put Agreement is in full force and effect and (y) under Rule 144(e)(3)(ii) of the 1933 Act, the Lender would be permitted to sell at least 500,000 shares of the common stock of the Company in the period of three calendar months following the date of such borrowing, then the Borrower will immediately prepay the Loans in an aggregate principal amount determined in accordance with the following table:

Market Value Per Share	Maximum Loan	Required Prepayment
>=17.00	$30,000,000	None
< $17.00; >=16.00	$29,000,000	$1,000,000
< $16.00; >=15.00	$28,000,000	$2,000,000
< $15.00; >=14.00	$27,000,000	$3,000,000
< $14.00; >=13.00	$26,000,000	$4,000,000
< $13.00; >=12.00	$25,200,000	$4,800,000

      (iii) Any prepayments of the Term Loans pursuant to this section 3.2(b) shall be applied (if applicable) to the Scheduled Repayments in inverse order of maturity.

      Amendment of Section 7.6 (Collateral Coverage Ratio). Section 7.6 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

      7.6. Coverage Ratios.

      (a) Block 1 Shares. The Borrower will not permit the Block 1 Shares Coverage Ratio to be less than 4.0 to 1.0 at any time. The covenant contained in this section 7.6(a) shall be deemed to be waived so long as the Put Agreement is in full force and effect.

      (b) Block 2 Shares. The Borrower will not permit the Block 2 Shares Coverage Ratio to be less than 4.0 to 1.0 at any time.

      Addition of Section 8.4. The Credit Agreement is hereby amended by the addition of the following new section 8.4:

    8.4. Put Exercise. Upon the occurrence of a Put Exercise Event, the Lender may, or the Borrower shall upon receipt of the Lender's written instructions therefor, exercise the put under the Put Agreement by delivering the Notice of Exercise referred to therein; provided that so long as the Put Agreement is extended for 15 days after the last day of the stated term thereof the Lender shall not exercise the put or cause the Borrower to exercise the put prior the last day of such 15-day period. The proceeds of the sale of the Pledged Shares pursuant to the exercise of the put shall be applied in accordance with section 8.3.

    Waiver. The Lender hereby waives the Event of Default under Section 8.1(j) of the Credit Agreement arising out of the occurrence of certain Liquidity Events. The foregoing waiver is limited precisely as drafted and is not to be construed as a waiver of any other provisions of the Credit Agreement or for any other time period.
    General Provisions.
      Representations and Warranties. On and as of the date hereof and after giving effect to this Amendment, the Borrower hereby confirms, reaffirms and restates the representations and warranties set forth in section 5 of the Credit Agreement mutatis mutandis, except to the extent that such representations and warranties expressly relate to a specific earlier date, in which case the Borrower hereby confirms, reaffirms and restates such representations and warranties as of such earlier date, provided that the references to the Credit Agreement in such representations and warranties shall be deemed to refer to the Credit Agreement as amended prior to the date hereof and pursuant to this Amendment.
      Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of each of the following conditions:
        The Lender shall have received counterparts of this Amendment duly executed and delivered by the Borrower;
        The Lender shall have received at its Payment Office or as otherwise directed by the Lender in immediately available funds and in lawful money of the United States of America the amount of $3,000,000 to be applied to prepay the outstanding Loans;
        The Borrower shall have duly executed and delivered to the Lender, (i) an Account Control Agreement; (ii) the Security Agreement and (iii) the Amendment to the Pledge Agreement and the same shall be in full force and effect;
        If an election has been made by the Borrower under section 2.7(h) of the Credit Agreement, the Lender shall have received at its Payment Office or as otherwise directed by the Lender in immediately available funds and in lawful money of the United States of America the relevant interest reduction fee set forth in section 2.7(h) of the Credit Agreement;
        The Lender shall have received a fully executed copy of the Put Agreement which shall be in full force and effect; and
        The Lender shall have received at its Payment Office or as otherwise directed by the Lender in immediately available funds and in lawful money of the United States of America a fee in the amount of $100,000.
      Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific sections of the Credit Agreement specified herein and shall not constitute an amendment or waiver of, or an indication of the Lender's willingness to amend or waive, any other provisions of the Credit Agreement or the same sections for any other date or time period (whether or not such other provisions or compliance with such sections for another date or time period are affected by the circumstances addressed in this Amendment).
      Expenses. The Borrower agrees to pay and reimburse the Lender for all of its costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.
      Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by the parties hereto shall be delivered to the Borrower and the Lender.
      GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MECHANICAL TECHNOLOGY INCORPORATED

By: s/Cynthia A. Scheuer

Name: Cynthia A. Scheuer

Title: Vice President

Accepted and Agreed to:

KEYBANK NATIONAL ASSOCIATION

By: s/William B. Palmer

Name: William B. Palmer

Title: Vice President

ANNEX 1

Form of Put Agreement